Vaughan Foods, Inc. Reports Improving 4th Quarter and Full Year 2009 Performance

Gross Margins Up Significantly to 9.1% of Revenue

EBITDA Increases $4.9 million for year

MOORE, Okla., March 11, 2010 -- Vaughan Foods, Inc. (Nasdaq – FOOD), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the 4th quarter and year ended December 31, 2009.

For the year, sales increased 5 percent, or $4.7 million, to $96.6 million compared to $91.9 million in 2008. Selling, general and administrative expenses decreased $1.3 million in 2009 to $8.5 million from $9.8 million reported a year earlier. As a result, Vaughan narrowed its net loss to $0.5 million, or $0.11 per share during 2009, compared to a net loss of $3.4 million or $0.73 per share during 2008.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) improved by $4.9 million in 2009 compared with 2008, as the Company was able to improve its gross margins to 9.1 percent of revenues from 5.5 percent in 2008.

Sales totaled $22.7 million in both the fourth quarter of 2009 and the fourth quarter of 2008. However, the Company narrowed its net loss to $34,000, or $0.01 per share in the fourth quarter of 2009, compared with a net loss of $1.2 million, or $0.27 per share in the year earlier quarter.

The improved operating results in 2009 were primarily attributable to (a) continued stabilization in commodity prices and fuel costs and (b) strong initiatives to enhance our efficiencies in production labor and selling, general and administrative expenses.

Subsequent to the end of the year, on February 24, 2010, the Company closed a private placement financing, wherein it raised $1.9 million consisting of a combination of restricted common stock and restricted warrants.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “We noted a year ago that 2009 would be a much stronger year for us than 2008, and despite continued challenging economic conditions we were able to achieve a nice turnaround in the business. We were able to balance our pricing, costs and the needs of our customers and it showed in the results. Although we are short of a full return to profitability, the company is heading in the right direction and is gaining momentum. We’re also pleased that several investors showed confidence in our prospects by participating in a new equity offering in February 2010,” concluded Mr. Grimes.

Continued NASDAQ Listing

The Company also previously reported that it received notice from the NASDAQ Listing Qualifications Department that its common stock has failed to maintain a minimum bid price of $1.00 per share over a period of 30 consecutive trading days, as required by NASDAQ Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company has been provided with a grace period until March 15, 2010, to regain compliance with this requirement. To regain compliance, the Company's common stock must achieve a closing bid price of at least $1.00 for a minimum of ten consecutive trading days.

The Company’s common stock will not achieve the required threshold for continued listing by March 15, 2010 and, accordingly, management does not intend to appeal NASDAQ's expected action to delist the Company's stock since it believes its efforts are better directed towards improving the Company's performance and executing its business plan. Accordingly, management has initiated contact with NASDAQ to effect an orderly transition of trading to the OTC Bulletin Board prior to the de-listing event.

Investor Conference Call

Vaughan management will host an investor conference call on Friday, March 12, 2010 at 10:00 a.m. ET to discuss these results.

Interested parties should call (877) 353-0040 (domestic) or (970) 315-0529 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available beginning two hours after the conclusion of the call, and through April 12, 2010, and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code is 61620379.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and

10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$--	$--
Cash receipts subject to account control
agreement	523	--
Accounts receivable, net of allowance for
credit losses of $106,375 at December 31,
2009 and $140,870 at December 31, 2008	5,312	5,323
Inventories	3,055	3,376
Prepaid expenses and other assets	211	77
Deferred tax assets	265	310

Total current assets	9,366	9,086

Restricted assets:
Investments	1,069	562

Total restricted assets	1,069	562

Property and equipment, net	15,797	17,059

Other assets:
Loan origination fees, net of amortization	422	368
Intangible assets	77	108
Deferred tax assets, noncurrent	2,656	2,301

Total assets	$29,387	$29,484

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,432	$7,961
Disbursements in transit	1,270	1,236
Line of credit	2,322	1,000
Note payable to former owners of
Allison's Gourmet Kitchens, LP	876	802
Accrued liabilities	1,393	1,851
Current portion of long-term debt	1,138	1,094
Current portion of capital lease obligation	94	204

Total current liabilities	15,525	14,148

Long term liabilities:
Long-term debt, net of current portion	6,944	7,950
Capital lease obligation, net of current
portion	--	95
Deferred gain on sale of assets	43	79

Total long-term liabilities	6,987	8,124

Total stockholders' equity	6,875	7,212

Total liabilities and stockholders'
equity	$29,387	$29,484

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$22,668	$22,737	$96,561	$91,852
Cost of sales	20,509	22,460	87,820	86,778

Gross profit	2,159	277	8,741	5,074

Selling,
general and
administrative	1,902	2,277	8,454	9,761

Operating
income	257	(2,000)	287	(4,687)
Interest
expense	(298)	(229)	(1,120)	(833)
Other income,
net	8	20	23	(21)

Income (loss)
before income
taxes	(33)	(2,209)	(810)	(5,541)
Income tax
expense
(benefit)	1	(969)	(310)	(2,178)

Net income
(loss)	$(34)	$(1,240)	$(500)	$(3,363)

Weighted
average
shares
outstanding
Basic and
diluted	4,623,077	4,623,077	4,623,077	4,623,077

Net income
(loss) per
share
Basic and
diluted	$(0.01)	$(0.27)	$(0.11)	$(0.73)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
(dollars in thousands)

	2009	2008
Cash flows from operating activities:
Net (loss)	$(500)	$(3,363)
Adjustments to reconcile net (loss) to
net cash provided by operating
activities:
Depreciation and amortization	1,997	1,821
Provision for credit losses	(34)	(32)
(Gain) loss on sale of asset	(23)	57
Stock based compensation expense	88	7
Deferred income taxes	(310)	(2,178)
Changes in operating assets and
liabilities:
Accounts receivable	46	690
Inventories	321	(530)
Disbursements in transit	34	1,236
Prepaid expenses and other assets	(134)	42
Accounts payable	471	3,020
Accrued liabilities	(458)	(38)

Net cash provided by operating
activities	1,498	732

Cash flows from investing activities:
Purchases of property and equipment	(435)	(2,777)
Investments in Restricted assets	21	146
Purchases of letters of credit	(528)	--
Proceeds from sale of assets	5	712
Deconsolidation of variable interest
entity	--	(80)

Net cash (used in) investing
activities	(937)	(1,999)

Cash flows from financing activities:
Payments of loan origination fees	(267)	(34)
Proceeds from line of credit	1,322	1,000
Cash receipts subject to account control
agreement	(524)	--
Repayment of long-term debt and capital
leases	(1,165)	(1,155)
Repayment of notes payable to former owners
of Allison’s Gourmet Kitchens, LP	(7)	(197)
Proceeds of notes payable to former owners of
Allison’s Gourmet Kitchens, LP	80	--
Cash paid to former owners of Wild About Food	--	(45)
Repayments of short-term borrowings	--	(1,000)

Net cash (used in) financing
activities	(561)	(1,431)

Net increase (decrease) in cash and cash
equivalents	--	(2,698)
Cash and cash equivalents at beginning of
period	--	2,698

Cash and cash equivalents at end of period	$--	$--

##